Exhibit 5.1

October 2, 2007

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re:	Hercules Technology Growth Capital 2006 Non-Employee Director Plan (2007 Amendment and Restatement) – Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of up to 1,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to the Hercules Technology Growth Capital 2006 Non-Employee Director Plan (2007 Amendment and Restatement) (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed necessary as a basis for the opinion expressed below.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to originals of all documents and records submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed the accuracy and completeness of all corporate records made available to us by the Company.

To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock issuable pursuant to the Plan and the terms of any option agreements or restricted stock agreements relating to such issuance have been duly authorized for issuance and, when such shares are issued and paid for in accordance with the Plan and any such option agreements or restricted stock agreements, such shares will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Common Stock pursuant to the Registration Statement while the Registration Statement is in effect.

The opinion expressed in this letter is limited to the Maryland General Corporation Law, and we express no opinion with respect to other laws of the State of Maryland or the laws of any other jurisdiction. The opinion expressed in this letter is based on our review of the Maryland General Corporation Law.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP
Sutherland Asbill & Brennan LLP